EXHIBIT 99.1 TO FORM 4

Explanation of Responses:

(1)

The price reported in Column 4 is a weighted average price. The shares of common stock were purchased in multiple transactions at prices ranging from: (i) $7.44-$7.46 on September 2, 2020. The reporting person undertakes to provide to the issuer, any holder of the issuer’s common stock, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the ranges set forth in this footnote (2) to this Form 4.

(2)

This Form 4 is filed jointly by Horton Capital Partners Fund, LP, a Delaware limited partnership (“HCPF”), Horton Freedom, LP, a Delaware limited partnership (“Horton Freedom”), Horton Capital Management LLC, a Delaware limited liability company (“HCM”), Horton Capital Partners LLC, a Delaware limited liability company (“HCP”), and Joseph M. Manko, Jr. Pursuant to other investment advisory agreements, HCM maintains discretionary investment and voting authority with respect to 7,375,716, 3,283,593, and 1,123,110 shares of Issuer common stock held by HCPF, Horton Freedom, and separately managed accounts (“SMAs”), respectively. HCP may be deemed to be the beneficial owner of such shares of Issuer common stock because, in the event HCM’s investment advisory agreements with respect to such shares of Issuer common stock are terminated, HCP has the right to assume HCM’s discretionary investment and voting authority with respect to such shares of Issuer common stock. HCP is the general partner of HCPF and Horton Freedom. Mr. Manko is the managing member of both HCM and HCP and may be deemed to be the beneficial owner of the shares of Issuer common stock held by HCPF, Horton Freedom, and the SMAs. Each of HCM, HCP, and Mr. Manko disclaims beneficial ownership of the shares of Issuer common stock held by HCPF, Horton Freedom, and the SMAs.

(3)

Net of the 401,929 shares previously held in a certain managed account in connection with the August 18, 2020 termination by the client of that certain investment advisory agreement with Horton Capital Management, LLC. Note that Horton Capital Management, LLC no longer retains voting or dispositive power with respect to such shares.

The filing of this statement shall not be construed as an admission (a) that the person filing this statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the beneficial owner of any equity securities covered by this statement, or (b) that this statement is legally required to be filed by such person.